FILED # C14147
MAY 22, 2000

                            ARTICLES OF INCORPORATION

                                       OF

                               Waycool3D.com, Inc.

          FIRST: The name of this corporation is:

                               Waycool3D.com, Inc.

          SECOND: Its principal office in the State of Nevada is located at 1971 California Street, Carson City, Nevada 89701. The name and address of its resident agent is Richard S. Staub, at the above address.

          THIRD: The nature of the business or objects or purposes proposed may be organized under General Corporation Law of the State of Nevada.

          FOURTH: The total authorized capital stock of the corporation is Fifty Million (50,000,000) Shares with a Par Value of One Thousandth Dollar (.001) per share.

         FIFTH: The governing board of this corporation shall be known as directors, and the number of directors may from time to time be increased or decreased in such manner as shall be provided in the by-laws of this corporation, provided that the number of directors shall not be reduced less than two unless there is less than two stockholders.

The name and post office address of the first board of directors, which shall be three in number, is as follows:

         NAME                                        POST OFFICE ADDRESS

         LANI HATCH                                  865 EAST 880 NORTH
                                                     OREM, UT 84057

         JOHN ZAVORAL                                ROUTE 1, BOX 338
                                                     EAST GRAND FORK, MN 56721

         PETER ZAVORAL                               ROUTE 1, BOX 338
                                                     EAST GRAND FORK, MN 56721

          SIXTH: The capital stock, after the amount of the subscription price, or par value, has been paid in, shall not be subject to assessment to pay the debts of the corporation.

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          SEVENTH: The name and address of the incorporator signing the articles of incorporation is as follows:

         NAME                               POST OFFICE ADDRESS

         Warren J. Soloski                  11300 West Olympic Blvd., Suite 800,
                                            Los Angeles, CA 90064

          EIGHTH: The corporation is to have perpetual existence.

          NINTH: In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized, subject to the by-laws, if any, adopted by the shareholders, to make, alter or amend the by-laws of the corporation.

          TENTH: Meetings of stockholders may be held outside the State of Nevada at such place or places as may be designated from time to time by the Board of Directors or in the by- laws of the corporation.

          ELEVENTH: Directors, officers and shareholders of this corporation shall not be personally liable for damages for breach of fiduciary duty as a director or officer except acts or omissions which include misconduct or fraud.

          TWELFTH: This corporation reserves the right to amend, alter, change or repeal any provision contained in the articles of incorporation, in the manner now or hereafter prescribed, and all rights conferred upon stockholders herein are granted subject to this reservation.

     I, THE UNDERSIGNED, being the sole incorporator herein before named for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Nevada, do make and file these articles of incorporation, hereby declaring and certifying that the facts herein stated are true, and according have hereunto set my hand this 11th day of May, 2000.

                                             /s/ Warren J. Soloski
                                             --------------------------------
                                                 Warren J. Soloski

STATE OF CALIFORNIA                         )
                                                     SS

COUNTY OF LOS ANGELES                       )

         On this 11th day of May, 2000, before me a Notary Public, personally appeared, Warren J. Soloski, who severally acknowledged that he executed the above instrument.

                                             /s/ Laura Gales
                                             --------------------------------